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                                                                  EXHIBIT 13(c)

                          ADMINISTRATION AGREEMENT

     ADMINISTRATION AGREEMENT, made as of the 23rd day of June, 1995 between The Indonesia Fund, Inc., a Maryland corporation (the "Fund"), and Bear Stearns Funds Management Inc., a New York corporation (the
"Administrator").

                                 WITNESSETH:
                                 -----------

     WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Appointment. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund (the "Board") for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth; for the compensation herein provided.

     2. Description of Services. Subject to the supervision of the Board and the officers of the Fund, the Administrator shall provide office facilities and personnel to assist the officers of the Fund in the performance of the following services:

          (a) Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

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          (b)  Oversee the maintenance by Brown Brothers Harriman & Co. of certain books and records of the Fund as required under the Investment Company Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the investment adviser) required by law or for the proper operation of the Fund;

          (c) Assist in the preparation and the filing of the Fund's federal, state and local income tax returns and any other required tax return;

          (d) Review the appropriateness of and arrange for the payment of the Fund's expenses;

          (e) Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders required or otherwise to be sent to the Fund's shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          (f) Prepare for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

          (g) Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's investment adviser, custodian, legal counsel or auditors;

          (h) Prepare such information and reports as may be required by any stock exchange or exchanges on which the Fund's shares are listed;



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          (i)  Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

          (j) Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer and disbursing agent as the Board may reasonably request or deems appropriate;

          (k) Oversee and review calculations of fees paid to the Administrator, the investment adviser, the custodian, and any other service providers of the Fund;

          (l) Consult with the Fund's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund;

          (m) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board;

          (n) Compute the amount of dividends and distributions to be paid by the Fund;

          (o) Develop and implement procedures to assist the investment adviser in monitoring, on a monthly basis, compliance with regulatory requirements and compliance with the Fund's investment objectives, policies and restrictions as set forth in the Fund's prospectus and as amended by the Board and by the Fund's shareholders;

          (p) Provide communication and coordination services with regard to the Fund's investment adviser, transfer and disbursing agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Fund;




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          (q)  Provide such assistance to the investment adviser, the custodian and the Fund's legal counsel and auditors as generally may be required to properly carry on the business and operations of the Fund; and

          (r) Respond to or refer to the Fund's officers or transfer agent, shareholder inquiries relating to the Fund.

     All services are to be furnished through the medium of any directors, officers or employees of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

     Each party shall bear all its own expenses incurred in connection with this Agreement, except as noted below.

     3. Compensation. The Fund will pay the Administrator a monthly fee at the annual rate of .100% of the first $100 million of the Fund's average net assets and .080% of amounts over $100 million based on the net asset value on the last day of each week and on which the New York Stock Exchange is open for business. In addition to the fee, the Fund would be required to reimburse to the Administrator all out-of-pocket expenses incurred by the Administrator for attendance at any meeting (outside of the New York metropolitan area) of the Board, or any committees of such Board, or at any other meetings or presentations for which the Administrator is required to attend.

     4. Responsibility of Administrator. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.




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     5.   Indemnification. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security shareholders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Fund or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or, by reason of its reckless disregard of its duties and obligations under this Agreement.

     6. Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days' prior written notice to the other party hereto.

          7. Services to Others. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other



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corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

     8. References to the Administrator. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator and, as soon as practicable after such termination, shall eliminate all references to the Administrator in all written materials used thereafter. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     9. Amendments. This Agreement may be amended only by mutual written consent.

     10. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 245 Park Avenue, 8th floor, New York, New York 10167, Attention: Frank J. Maresca, Executive Vice President or (2) to the Fund c/o BEA




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Associates at 153 East 53rd Street, New York, New York 10022, Attention: Paul
P. Stamler, Senior Vice President.

     11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Bear Stearns Funds Management Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ATTEST:                                THE INDONESIA FUND, INC.


/s/ Michael A. Pignataro               By: /s/ Paul P. Stamler
-----------------------------------        --------------------------------
                                           Name:  Paul P. Stamler
                                           Title: Senior Vice President


ATTEST:                                BEAR STEARNS FUND MANAGEMENT INC.


/s/ Eileen Coyle                       By: /s/ Frank J. Maresca
-----------------------------------        --------------------------------
                                           Name:  Frank J. Maresca
                                           Title: Executive Vice President





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